UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2013

ALERE INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2013, the board of directors of Alere Inc. (the “Company”) appointed Regina Benjamin, MD, MBA, the 18th Surgeon General of the United States, to serve as a member of its board of directors for a term expiring at the Company’s next annual meeting of stockholders. To accommodate Dr. Benjamin’s appointment, the size of the board of directors was increased from 11 members to 12. The board of directors determined that Dr. Benjamin is “independent” under the independence standards of the New York Stock Exchange.

As compensation for her services as a director, Dr. Benjamin will participate in the same compensation programs as the Company’s other non-employee directors. As such, she will receive annual cash compensation of $70,000, payable quarterly in arrears, for her service on the board.

Dr. Benjamin will be granted an option to purchase shares of the Company’s common stock (the “Initial Equity Award”). Additionally, Dr. Benjamin may elect to receive, in lieu of all or any portion of the annual cash compensation that she would otherwise earn through June 30, 2016, an option to purchase shares of common stock (the “Cash Compensation Award”). The number of shares subject to the Initial Equity Award and, if elected by Dr. Benjamin, the Cash Compensation Award, will be determined using the Black-Scholes model based on a total option value equal to (a) $510,685, in the case of the Initial Equity Award, representing a value of $200,000 per year for the period ending June 30, 2016, pro-rated for partial years, and (b) the amount of cash compensation so elected by Dr. Benjamin, in the case of the Cash Compensation Award, and an exercise price per share, in each case, equal to the closing price of the Company’s common stock on the date of grant. The Initial Equity Award and any Cash Compensation Award will be made under the Company’s 2010 Stock Option and Incentive Plan as of December 31, 2013, the next grant date under the Company’s Stock Option Granting Policy, will vest over three years in annual installments, the first of which will vest on June 30, 2014 (with the first installment being pro-rated to Dr. Benjamin’s appointment date), and, once vested, will remain exercisable, subject to Dr. Benjamin’s continuing service on the Company’s board of directors, until the tenth anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.

Date: December 16, 2013	By:	/s/ Ellen Chiniara
Ellen Chiniara
Vice President, General Counsel & Secretary